Exhibit 99.1

KKR Financial Holdings LLC Announces Redemption of all Outstanding Series A LLC Preferred Shares

SAN FRANCISCO, December 13, 2017—KKR Financial Holdings LLC (the “Company”) announced today that it will redeem all of its outstanding 7.375% Series A LLC Preferred Shares (the “Series A LLC Preferred Shares”) on January 16, 2018 (the “Redemption Date”) in accordance with the optional redemption provisions provided in the share designation governing the Series A LLC Preferred Shares. The Series A LLC Preferred Shares trade on the New York Stock Exchange under the symbol “KFN.PR”. The redemption price will equal $25.00 per share, representing the liquidation preference per Series A LLC Preferred Share. Accrued and unpaid distributions to, but excluding, the Redemption Date also will be paid on the Redemption Date to the holders of record on the Redemption Date, in accordance with the terms of the Series A LLC Preferred Shares. The Company intends to use cash on hand to fund the redemption.

Beneficial holders of the Series A LLC Preferred Shares with any questions about the redemption should contact American Stock Transfer & Trust Company, LLC, the Company’s redemption agent (the “Agent”), at (800) 937-5449. The address of the Agent is  American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219.

ABOUT KKR FINANCIAL HOLDINGS LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. The Company's core business strategy is to leverage the proprietary resources of its manager with the objective of generating current income. The Company executes its core business strategy through its majority-owned subsidiaries. The Company is externally managed by KKR Financial Advisors LLC. The Company and KKR Financial Advisors LLC are each subsidiaries of KKR & Co. L.P. Additional information regarding the Company is available at http://ir.kkr.com/kfn_ir/kfn_overview.cfm. Information on KKR Financial Holdings LLC’s website is not incorporated into, and does not form a part of, this press release.

CONTACT INFORMATION

Investor Relations:	Media Contact:
Angela Yang	Kristi Huller
KKR Financial Holdings LLC	Kohlberg Kravis Roberts & Co. L.P.
Tel: +1 (415) 315-6567	Tel: + 1 (212) 750-8300
angela.yang@kkr.com	media@kkr.com